                                                                   Exhibit 23.04

INDEPENDENT AUDITORS' CONSENT

   We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-81229 of Adelphia Communications Corporation on Form S-3 of our report dated March 19, 1999 (April 12, 1999 as to Note 16), with respect to the consolidated balance sheets of Harron Communications Corp. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and comprehensive income and cash flows for each of the three years in the period ended December 31, 1998, which report appears in Adelphia Communications Corporation's Current Report on Form 8-K dated September 9, 1999. We also consent to the reference to our firm under the heading "Experts" in the prospectus, which is part of this Registration Statement.


/s/ DELOITTE & TOUCHE LLP

   Philadelphia, Pennsylvania
   September 28, 1999